Exhibit 99.1

Inventure Foods Reports Second Quarter 2016 Financial Results

Company Announces Strategic and Financial Review

PHOENIX, July 27, 2016 (GLOBE NEWSWIRE) — Inventure Foods, Inc. (NASDAQ: SNAK) (“Inventure Foods” or the “Company”), a leading specialty food marketer and manufacturer, today reported financial results for the second quarter and six months ended June 25, 2016.

Second Quarter 2016 Highlights:

•                  Consolidated net revenues increased 4.3% to $69.3 million

•                  Net loss of $(0.3) million, or $(0.01) loss per share

•                  EBITDA* of $3.6 million

•                  Healthy/natural products net sales increased 9.3%

•                  Frozen fruit net revenues increased 7.4%

•                  Rader Farms branded net revenues increased 158.8%

•                  Snack segment gross margin increased 250 basis points to 19.7%

(All comparisons above are to the second quarter of fiscal 2015)

“We remain focused on the operational and financial improvement of our business,” said Terry McDaniel, Chief Executive Officer of Inventure Foods. “During the second quarter, we made progress on our key initiatives with another quarter of sequential improvement in gross margin, which contributed to a $1.1 million increase in EBITDA, as compared to the first quarter of 2016.”

Mr. McDaniel continued, “As our management team and our Board of Directors commence a comprehensive strategic and financial review of the Company, we are simultaneously moving forward with our initiatives to strengthen our foundation, increase productivity across our frozen and snack segments and sustain operating momentum to maximize shareholder value.”

Second Quarter Fiscal 2016

Consolidated net revenues increased 4.3% to $69.3 million, compared to $66.4 million in the second quarter of the prior year. Frozen segment net revenues increased 19.7% and snack segment net revenues decreased 12.8%, which is discussed further under “Segment Review” below.

Gross profit was $10.3 million, compared to $8.0 million in the second quarter of 2015.  This increase in gross profit was attributable to a $2.3 million increase in the frozen segment while the snack segment gross profit remained consistent with the prior year period.

Selling, general and administrative (“SG&A”) expenses were $8.5 million for the second quarter of 2016.  Excluding the $1.3 million of product recall expenses recorded in SG&A in the second quarter of 2015, adjusted SG&A expenses* decreased $0.5 million and as a percentage of net revenues decreased 120 basis points to 12.3% compared to 13.5% in the second quarter of 2015.

Interest expense was $2.3 million for the second quarter of 2016, an increase of $1.4 million, compared to $0.9 million in the prior year period as a result of increased borrowings and higher interest rates.

Net loss was $(0.3) million, or $(0.01) loss per share, for the second quarter of 2016, compared to net loss of $(2.0) million, or $(0.10) loss per share, for the prior year period.  Excluding the costs associated with the product recall in 2015, adjusted net loss* was $(0.5) million, or $(0.02) adjusted diluted loss per share* in the second quarter of 2015.

EBITDA* for the second quarter of 2016 was $3.6 million compared to adjusted EBITDA* of $2.0 million for the second quarter of 2015.  EBITDA for the second quarter of 2015 was adjusted to exclude product recall expenses of $2.4 million. EBITDA increased $1.1 million in the second quarter of 2016 compared to the first quarter of 2016.

Year-to-Date Fiscal 2016

Consolidated net revenues decreased 3.4% to $139.1 million for the six months ended June 25, 2016, compared to $144.0 million in the prior year period. A decrease of 9.4% in snack segment net revenues was partially offset by a 0.6% increase in frozen segment net revenues.

Net loss was $(1.3) million, or $(0.07) loss per share, for the first six months of 2016, compared to net loss of $(16.6) million, or $(0.85) diluted loss per share, in the prior year period.  Excluding the costs of the product recall and the impairment of an intangible asset, adjusted net income* was $0.8 million, or $0.04 adjusted diluted earnings per share*, for the first six months of 2015.

EBITDA* was $6.0 million for the first six months of 2016, compared to adjusted EBITDA* of $6.6 million in the prior year period.  Adjusted net income* and adjusted EBITDA* for the first six months of 2015 was adjusted to exclude product recall expenses of $17.9 million, pre-tax, and an intangible asset impairment of $9.3 million, pre-tax.

Segment Review

The Company has two reportable segments: frozen products and snack products. The frozen products segment includes frozen fruits, vegetables, beverages and desserts, for sale primarily to groceries, club stores and mass merchandisers. The snack products segment includes manufactured potato chips, kettle chips, potato crisps, potato skins, pellet snacks, sheeted dough products, popcorn and extruded product for sale primarily to snack food distributors and retailers.

Frozen Products Segment: Net revenues for the second quarter of 2016 increased 19.7% to $41.8 million, compared to $34.9 million in the prior year period.  Excluding Fresh Frozen business net revenues, adjusted frozen products segment net revenues* for the second quarter of 2016 increased 4.4% primarily as a result of increased demand of branded frozen fruit.  For the second quarter of 2016, gross profit was $4.8 million compared to $2.6 million in the prior year period.  For the second quarter of 2016, adjusted frozen products segment gross profit* was $4.8 million compared to $3.7 million and as a percentage of net revenues increased 90 basis points to 11.6% compared to 10.7%, excluding $1.1 million of product recall expenses recorded in cost of revenues in the second quarter of 2015. The improvements in gross margin were primarily driven by steps taken to improve the frozen vegetable products margin profile, including reducing certain retail packaging size.

Net revenues during the six months ended June 25, 2016 were $86.7 million, an increase of 0.6%, from $86.2 million in the prior year period.  Excluding Fresh Frozen business net revenues, adjusted frozen products segment net revenues* for the first six months of 2016 decreased 2.7%.  For the six months ended June 25, 2016, gross profit was $9.2 million compared to $(4.9) million in the prior year period.  For the second quarter of 2016,  adjusted frozen products segment gross profit* was $9.2 million compared to $11.5 million, and gross margin as a percentage of revenue decreased to 10.6% compared to 13.3% in the prior year, excluding $16.4 million of product recall expenses recorded in cost of revenues in the first six months of 2015.

Snack Products Segment: Net revenues during the second quarter of 2016 decreased 12.8% to $27.5 million, compared to $31.5 million in the prior year period, primarily as a result of a reduction of products the Company produces for third parties and decreased Boulder Canyon net revenues due to capacity constraints, a shortage of organic potatoes caused by weather, and slotting investments.  In total, the effect on Boulder Canyon sales of these three items reduced net revenues by over $1.0 million for the second quarter.  For the second quarter of 2016, gross profit was consistent with the prior year period at $5.4 million, and as a percentage of net revenues increased 250 basis points to 19.7%, compared to 17.2% in prior year period as a result of increased capacity.

Net revenues during the six months ended June 25, 2016 were $52.4 million, a 9.4% decrease from $57.8 million in the prior year period. Gross profit for the six months ended June 25, 2016 was $9.9 million, compared to $9.2 million in the prior year period, and as a percentage of net revenues increased 290 basis points to 18.9% compared to 16.0% in the prior year period.

*Please see the tabular reconciliations of financial measures prepared in accordance with United States generally accepted accounting principles (“GAAP”) to non-GAAP financial measures included at the end of this press release for the definition and information concerning certain items affecting comparability and reconciliations of the non-GAAP terms.

Strategic and Financial Review

In a separate press release issued today, the Company and its Board of Directors announced the commencement of a strategic and financial review with the objective to increase shareholder value. This review will include a thorough evaluation of the Company’s current operating plan and may result in the Company continuing to pursue value-enhancing initiatives as a standalone company, capital structure optimization, a sale of the Company, a sale of certain assets of the Company or other business combination.  A committee of three independent directors has been established to oversee the review. The Company has retained Rothschild as its financial advisor and DLA Piper LLP (US) as its legal advisor to assist in this process.

There can be no assurance that this strategic and financial review will result in any specific action, or any assurance as to its outcome or timing. The Company does not intend to comment further regarding the strategic and financial review until the Board of Directors approves a specific action or concludes its review.

Conference Call

The Company will hold an investor conference call today, Wednesday, July 27, 2016, at 11:00 a.m. ET. To participate on the live call listeners in North America may dial (877) 853-7702 and international listeners may dial (408) 940-3848; the conference ID is 42838187. In addition, the call will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company’s website at www.inventurefoods.com and will be archived online for one year.

About Inventure Foods

With manufacturing facilities in Arizona, Indiana, Washington, Oregon and Georgia, Inventure Foods, Inc. (Nasdaq:SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Foods™, Jamba®, Seattle’s Best Coffee®, Rader Farms®, TGI Fridays™, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins®, Willamette Valley Fruit Company™, Fresh Frozen™, Bob’s Texas Style® and Sin In A Tin™. For further information about Inventure Foods, please visit www.inventurefoods.com.

Contact

Katie Turner, ICR (646) 277-1200

Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s ability to improve its operational and financial performance, execute its strategic initiatives and pursue value-enhancing initiatives.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that the Company will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described from time to time in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarters Ended		Six Months Ended
	June 25, 2016	June 27, 2015	June 25, 2016	June 27, 2015
Net revenues	$69,263	$66,422	$139,118	$144,029
Cost of revenues	58,996	58,397	120,034	139,704
Gross profit	10,267	8,025	19,084	4,325
Selling, general & administrative expenses	8,493	10,217	16,602	19,369
Impairment of intangible asset	—	—	—	9,277
Operating income (loss)	1,774	(2,192)	2,482	(24,321)
Interest expense, net	2,320	928	4,676	1,658
Loss before income taxes	(546)	(3,120)	(2,194)	(25,979)
Income tax benefit	268	1,169	898	9,393
Net loss	$(278)	$(1,951)	$(1,296)	$(16,586)

Loss per common share:
Basic	$(0.01)	$(0.10)	$(0.07)	$(0.85)
Diluted	$(0.01)	$(0.10)	$(0.07)	$(0.85)

Weighted average number of common shares:
Basic	19,628	19,566	19,616	19,574
Diluted	19,628	19,566	19,616	19,574

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 25, 2016	December 26, 2015

Assets
Current assets:
Cash and cash equivalents	$1,203	$2,319
Accounts receivable, net allowance	22,681	19,928
Inventories	71,217	81,807
Deferred income tax asset	3,788	3,788
Other current assets	3,686	6,262
Total current assets	102,575	114,104

Property and equipment, net	66,675	59,963
Goodwill	23,286	23,286
Trademarks and other intangibles, net	14,553	14,718
Other assets	1,186	962
Total assets	$208,275	$213,033

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$32,341	$35,983
Accrued liabilities	11,697	8,629
Current portion of long-term debt	2,407	1,826
Total current liabilities	46,445	46,438

Long-term debt, less current portion	82,803	83,300
Line of credit	22,690	25,951
Deferred income tax liability	2,560	2,560
Other liabilities	2,035	2,296
Total liabilities	156,533	160,545

Shareholders’ equity:
Common stock	201	200
Additional paid-in capital	34,820	34,271
Retained earnings	17,192	18,488
	52,213	52,959

Less: treasury stock	(471)	(471)
Total shareholders’ equity	51,742	52,488
Total liabilities and shareholders’ equity	$208,275	$213,033

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP the Company presents certain non-GAAP measures in this earnings announcement to provide transparency to investors and to assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  The Company presents EBITDA and adjusted EBITDA because it believes they provide useful information regarding the Company’s ability to meet its future debt payment requirements, capital expenditures and working capital requirements and they provide an overall evaluation of the Company’s financial condition.  The Company also presents adjusted net income, adjusted diluted earnings (loss) per share, adjusted SG&A expense, adjusted frozen products segment net revenues and adjusted frozen products segment gross profit because it believes they provide useful information regarding the Company’s normal operating results and allow for better comparability with current period operating results.  These non-GAAP measures are intended to provide additional information only and have certain inherent limitations as analytical tools and should not be used in isolation or as a substitute for results reported under GAAP.  Further, non-GAAP measures may not be comparable to similarly titled measures used by other companies.  Reconciliations of non-GAAP measures to the most directly comparable GAAP measures are provided below.

INVENTURE FOODS, INC. AND SUBSIDIARIES

NON-GAAP MEASURE RECONCILIATION

(in thousands)

(unaudited)

EBITDA is defined as net income (loss) with net interest expense, income taxes, depreciation and amortization added back. We further adjust EBITDA to exclude the impact of 2015 Fresh Frozen product recall costs and the impairment of an intangible asset recorded in 2015, which are not related to our core business, to arrive at adjusted EBITDA. The GAAP financial measure that is most directly comparable to EBITDA is net cash provided by operating activities.

	Quarters Ended		Six Months Ended
	June 25, 2016	June 27, 2015	June 25, 2016	June 27, 2015
Reconciliation — EBITDA:
Reported net loss	$(278)	$(1,951)	$(1,296)	$(16,586)
Add back: Interest, net	2,320	928	4,676	1,658
Add back: Income tax benefit	(268)	(1,169)	(898)	(9,393)
Add back: Depreciation	1,711	1,704	3,381	3,405
Add back: Amortization of intangible assets	83	82	165	383
EBITDA	$3,568	$(406)	$6,028	$(20,533)
Adjustments:
Add back: Product recall costs	—	2,394	—	17,887
Add back: Impairment of intangible asset	—	—	—	9,277
Adjusted EBITDA	$3,568	$1,988	$6,028	$6,631

Adjusted net income (loss) and adjusted diluted earnings (loss) per share exclude the 2015 Fresh Frozen product recall costs and the impairment of intangible asset recorded in 2015 to make a more meaningful comparison of our 2016 operating performance.  A reconciliation of adjusted net income (loss) to net income (loss) is as follows (in thousands):

	Quarters Ended		Six Months Ended
	June 25, 2016	June 27, 2015	June 25, 2016	June 27, 2015
Reported net loss	$(278)	$(1,951)	$(1,296)	$(16,586)
Product recall costs, net of tax	—	1,497	—	11,413
Impairment of intangible asset, net of tax	—	—	—	5,939
Adjusted net income (loss)	$(278)	$(454)	$(1,296)	$766
Adjusted diluted earnings (loss) per share	$(0.01)	$(0.02)	$(0.07)	$0.04

A reconciliation of adjusted SG&A expenses, which exclude product recall costs, to SG&A expenses is as follows (in thousands):

	Quarters Ended		Six Months Ended
	June 25, 2016	June 27, 2015	June 25, 2016	June 27, 2015

Adjusted selling, general and administrative expenses	$8,493	$8,950	$16,602	$17,869
Product recall costs included in SG&A	—	1,267	—	1,500
Selling, general and administrative expenses	$8,493	$10,217	$16,602	$19,369

A reconciliation of adjusted frozen products segment net revenues, which exclude the Fresh Frozen business net revenues, to frozen products segment net revenues is as follows (in thousands):

	Quarters Ended		Six Months Ended
	June 25, 2016	June 27, 2015	June 25, 2016	June 27, 2015
Frozen products segment:
Adjusted frozen products segment net revenues	$30,312	$29,038	$62,608	$64,376
Net revenues of Fresh Frozen business	11,467	5,862	24,141	21,873
Frozen products segment net revenues	$41,779	$34,900	$86,749	$86,249

A reconciliation of adjusted frozen products segment gross profit, which excludes products recall costs, to frozen products segment gross profit is as follows (in thousands):

	Quarters Ended		Six Months Ended
	June 25, 2016	June 27, 2015	June 25, 2016	June 27, 2015
Frozen products segment:
Adjusted frozen products segment gross profit	$4,848	$3,719	$9,169	$11,490
Product recall costs included in cost of revenues	—	(1,127)	—	(16,387)
Frozen products segment gross profit	$4,848	$2,592	$9,169	$(4,897)